UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Ensco plc

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Ensco plc 6 Chesterfield Gardens London, W1J 5BQ United Kingdom www.enscoplc.com

6 May 2015
The proxy statement for our 2015 annual general meeting sets forth Proposal 6, which includes the addition of shares to our 2012 Long-Term Incentive Plan (the “LTIP”).
We have consulted with shareholder representatives on this proposal, and we wish to explain the proposal further. As background, shares awarded to participants of the LTIP are predicated on a fixed dollar amount. Given the sharp drop in oil prices over the last year, which has driven stock prices lower for the vast majority of companies in the energy sector, we expect to issue more shares under the LTIP in 2015 than in prior years. This projection was a key factor in our decision to request authorization for more shares under the LTIP. We believe this request is reasonable and prudent in order to retain talented employees, whom we have developed and trained over a period of many years.
Separately, with regard to limits for individual grants, upon further review, the Compensation Committee of the Board of Directors has adopted a policy to reduce the maximum number of shares that may be subject to awards of share options, restricted shares and restricted share units granted to a participant during any one-year period by 50%. The new per participant limitation is 7.5% of the aggregate number of shares authorized for issuance under the LTIP.

J. Roderick Clark
Chair, Compensation Committee